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Exhibit 10.51

ROYALTY AGREEMENT

        This Agreement, effective JUNE 29, 2001, is by and between AGA Medical Corporation, a Minnesota corporation having a principal place of business at 682 Mendelssohn Ave., Golden Valley, MN 55427 ("Licensor"), and Microvena Corporation, a Minnesota corporation having a principal place of business at 1861 Buerkle Road, White Bear Lake, Minnesota 55110-5246 (the "Licensee").

        RECITALS:

  Whereas, AGA Medical Corporation is the owner by assignment for all countries of U.S. Patent No. 6,168,622 ("the Invention" as hereafter defined) and know how related to the same;

  Whereas, in a License Agreement dated November 7, 1994, (the "Prior Terminated License") the inventors of the Invention and know-how granted to Licensee a limited exclusive license to make, use and sell specific devices in accordance with the Invention and know-how related to the same; said Prior Terminated License has been expressly terminated and the termination of which is acknowledged by Microvena Corporation;

  Whereas, Licensee is desirous of manufacturing an endovascular filtration device in accordance with the Invention; and

  Whereas, Licensor is willing to grant to Licensee a limited, non-exclusive license to manufacture and sell an endovascular filtration device in accordance with the Invention, said limited, non-exclusive license being subject to the terms of this agreement.

ARTICLE 1.

        DEFINITIONS:

        As used herein, the following words shall have the designated meanings:

          1.1   "The Invention" means only endovascular filtration devices made using the methods disclosed and claimed in United States Patent Application Serial No. 08/272,335 filed July 8, 1994, entitled "METHOD OF FORMING MEDICAL DEVICES: INTRAVASCULAR OCCLUSIONS DEVICES", and in any U.S. or foreign patents which may issue based thereon or which claim priority, in whole or in part, therefrom, including without limitation U.S. Patent Nos. 5,725,552, 5,846,261, 6,123,715, and 6,168,622 B1 and any patents issuing on continuing applications deriving from the applications upon which said four patents issued.

          1.2   "Calendar Quarter" means each three-month period ending March 31, June 30, September 30, and December 31.

          1.3   "Royalty Year" means a calendar year except that the first Royalty Year under this agreement shall be that period of time between the effective date of this Agreement and December 31, 2001.

          1.4   "Territory" means the world.

          1.5   "Net Sales" means Licensee's gross receipts from sales of the Invention, less actual costs related to transportation, sales, use, value added taxes or similar taxes (but not income taxes); Net Sales includes receipts from U.S. or foreign sales of the Invention, for any purpose, as of November 7, 1999. Each unit shall be deemed sold when such unit has been delivered or paid for, whichever is first to occur.

          1.6   "Know-How" means Licensors' know-how, trade secrets, and other confidential information, relating to the Invention, existing as of the effective date of this Agreement.

          1.7   "Valid Claim" means a claim of an issued patent that has not been declared invalid or unenforceable by a court of competent jurisdiction beyond possibility of appeal.

          l.8    "Confidential Information" means any information which is proprietary to Licensor, including unpublished patent applications, know-how, or other information which relates thereto, including, but not limited to, trade secrets relating to know-how, product designs, manufacturing methods, processes and other information which Licensors may designate as confidential.

ARTICLE 2.

LICENSE

        2.1    Patent License.    Licensor hereby grants to Licensee a limited, non-exclusive license under the Invention and know-how upon the terms and conditions of this Agreement to make, use, and sell the Invention throughout the Territory.

        2.2    Sublicense.    Licensee hereby expressly recognizes that it shall have no right to sublicense, transfer or assign the foregoing rights.

        2.3    Prosecution and Enforcement.    The parties agree that AGA reserves the right to prosecute the continuing applications deriving from the applications upon which the four patents identified in Section 1.1 issued, along with the right to enforce any resulting patents against infringers thereof. Should Licensor, in its sole discretion, decide to discontinue prosecution of any patent application licensed hereunder or elects not to maintain any of the issued patents licensed hereunder in force, it shall provide Licensee with sufficient notice of its intention not to continue the prosecution of such patent application or the maintenance of any such issued patent and Licensee may thereafter assume responsibility for further prosecution of pending patent applications licensed hereunder and the maintenance of any such issued patents, with the costs thereof to be born by the Licensee. Further, if Licensor elects not to enforce any of the patents licensed hereunder against third party infringers, Licensor will offer Licensee the right to do so, but at Licensee's own expense and Licensor agrees it will cooperate with Licensee in asserting any of the patents licensed hereunder against such third-party infringers including, at no expense to itself, participating as party.

        2.4    Most Favored Licensee.    In the event Licensor shall, after the date of this Agreement, license the same patent rights to any third party on terms and conditions which, taken in their entirety, are more favorable to the third party than the terms and conditions under which Licensee is licensed, Licensor shall promptly offer, in their entirety, such more favorable terms and conditions to Licensee and Licensee shall have thirty (30) days to accept, in writing, such more favorable terms.

ARTICLE 3.

ROYALTIES AND REPORTS

        3.1    Royalties.    For all of the rights licensed herein, Licensee shall pay Licensor a royalty of five percent (5%) of Licensee's Net Sales of the Invention in the Territory.

        3.2    Reports and Payments.    At the time of complete execution of this License Agreement, Licensee shall provide Licensor with a written report itemizing both the number and Net Sales price of the Invention manufactured and sold up to date of execution of this License Agreement and payment of Royalties for all Net Sales of the Invention up to the date of execution of this agreement. Within thirty (30) days after the end of each subsequent Calendar Quarter, Licensee shall provide Licensor with a written report itemizing the number of the Invention sold, the Net Sales price of each and a calculation of the royalties due to Licensor for such Calendar Quarter. Simultaneously with making such report, Licensee shall pay to Licensor the amount of royalties then due.

        3.3    Records.    Licensee agrees to keep accurate written records, books and accounts at its principal place of business or other approved location, which are sufficient in detail to enable the royalties payable under this Agreement by Licensee to be determined and verified. Such records for a particular calendar year shall be retained by Licensee for a period of not less than three (3) years after the end of said calendar year.

        3.4    Audit of Records.    Upon reasonable notice and during regular business hours, Licensee shall make available the records, books and accounts referred to in 3.3 for audit by an independent accountant selected by Licensor to verify the accuracy of the reports provided to Licensor. Such audits shall be at the expense of Licensor, provided, however, that if any such audit reveals underpayment of royalties by more than five percent (5%), then Licensee shall pay the cost of said audit.

ARTICLE 4.

TERM AND TERMINATION

        4.1    Term.    Unless otherwise terminated in accordance with the provisions of this agreement, this Agreement shall continue in full force and effect for the commercial life of the Invention.

        4.2    Termination.    In the event either party shall breach any of the material terms, conditions or agreements contained in this Agreement, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the other party cures the specified breach within said thirty (30) day period, or, in the case of breaches not reasonably curable within said thirty (30) days, if said party commences the cure thereof within said thirty (30) days and diligently thereafter prosecutes such cure.

        4.3    Survival.    Without limitation, termination of this Agreement shall not relieve Licensee from its obligation to make all royalty payments and reports, including a terminal report, provided for herein. Licensor shall have the right to make a final audit within sixty (60) days after receiving Licensee's terminal report.

        4.4    Sale of Inventory.    Licensee shall be permitted to sell its inventory of Licensed Product for a period of 90 days from such termination, and shall provide Licensor with a terminal royalty report and payment within 30 days after the last such sale of the Invention.

        4.5    Reversion.    Upon expiration of this License granted to Licensee, or upon termination of this Agreement for any reason, all rights granted by Licensor to Licensee under this License Agreement shall revert back to Licensor, and Licensee shall have no further rights under this License Agreement and shall make no further use of licensed rights identified in Article 2.

        4.6    Insolvency.    Licensor may terminate this Agreement effective immediately upon delivery of notice to Licensee, if Licensee (a) ceases to actively conduct its business, (b) files a voluntary petition for bankruptcy, (c) becomes unable to pay its debts as they become due, (d) makes a general assignment for the benefit of its creditors, (e) applies for the appointment of a receiver for substantially all its assets or permits the appointment of such receiver who is not discharged within thirty (30) days of appointment, or (f) subleases, transfers, or assigns rights granted herein without Licensor's consent.

ARTICLE 5.

CONFIDENTIALITY

        5.1    Confidentiality.    The parties acknowledge that the know-how of Licensor, and certain production techniques and other information the parties may learn from each other, is proprietary and constitutes confidential information. Therefore, the parties respectively agree that, for a period of ten years after the effective date of this agreement, they shall make all reasonable efforts to preserve the confidentiality of such information that are consistent with the purposes of the licenses granted herein. Licensor and Licensee agree that a breach of the provisions in this Article will cause the non-breaching party hereto irreparable damage which may not be compensable by money damages. The parties hereto agree that the non-breaching party shall be entitled, in addition to other legal remedies, to injunctive relief to prevent a breach of this Article and Agreement, and reasonable attorney's fees and costs in enforcing this Agreement. Notwithstanding the foregoing, a party may disclose such information as follows:

          A.    If that party can show the particular item of information is generally available to the public or becomes generally available to the public through no act or failure to act of said party;

          B.    If disclosure is required by any applicable government agency, regulation, or statute; or

          C.    If prior written consent is obtained from the other party.

          D.    If that party can show it possessed such information prior to disclosure thereof to said party by the other, or such information is disclosed to that party by another without breach of any duty owed the other party.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

        6.1    Licensor's Warranties.    Licensor represents and warrants to Licensee that:

          A.    Licensor owns the Invention and know-how licensed hereunder and has the right to grant such license; and

          B.    That Licensor is not aware that the Invention infringes any patent of any third party.

        6.2    Licensee's Representations.    Licensee shall use its best efforts, whenever and wherever appropriate, in exercise of its judgment in good faith, to develop the Invention into a form that will have high quality commensurate with the quality of other products sold by Licensee, approved by the appropriate governmental and regulatory agencies, and that will be commercially saleable. Licensee represents that on July 4, 2000 Microvena Corporation obtained CE Mark approval from SGS Yarsley International Certification Services Limited for the Licensed Product, and on June 2, 2000 obtained conditional IDE approval from the U.S. Food and Drug Administration for the Invention.

        Licensee shall use its best efforts to: obtain governmental/regulatory agency approval of the Licensed Product (pre-market approval or 510(k) clearance from the United States Food and Drug Administration) not later than 3 year(s) after the effective date of this License Agreement; begin commercial production for sales in the United States of the Invention not later than 5 year(s) after the effective date of this Licensing Agreement; and develop effective channels of distribution of the Invention, such efforts to be commensurate with market conditions as they may exist, including the availability of competitive products as may occur. Promptly after commercial production of Invention for sale in the United States has begun, Licensee shall provide Licensor, at no charge, ten specimens of Invention from such production.

ARTICLE 7.

LITIGATION

        7.1   If Licensee knows or has reason to believe that any patent rights in the Invention licensed hereunder are being infringed by a third party, Licensee shall promptly notify Licensor thereof.

ARTICLE 8.

MISCELLANEOUS PROVISIONS

        8.1    Survival.    All of the representations and warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including the obligations of confidentiality, shall survive such termination and shall continue thereafter in full force and effect.

        8.2    Complete Agreement.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments or writings with respect to such subject matter.

        8.3    Waiver, Discharge, etc.    This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce, at any time, any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

        8.4    Applicable Law.    This Agreement shall be governed by, and construed in accordance with, the law of the State of Minnesota (other than its law with respect to conflicts of laws), including all matters of construction, validity and performance.

        8.5    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns. Licensor may assign monies due or to become due under this Agreement, but neither the Agreement, nor any of the rights or obligations created therein, shall otherwise be assignable by Licensor except to a purchase of Licensor's entire business or of substantially all of Licensor's assets.

        The rights of Licensee under this Agreement are not assignable or transferable by operation of law or otherwise, without the express written consent of Licensor, except to a purchaser of Licensee's entire business or of substantially all of Licensee's assets relating to the manufacture and sale of endovascular filtration devices, and then only if such assignment is not adverse to the business interests of Licensor.

        8.6    Execution in Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

        8.7    Titles and Headings.    Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        8.8    Benefit.    Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.9    Notices.    All notices or other communications required or permitted under this Agreement shall be in writing and shall be personally delivered to an executive officer of the party intended to receive such notice or shall be given by certified mail and addressed to:

  if to Licensor, to:

    AGA Medical Corporation
    682 Mendelssohn Ave.
    Golden Valley, MN 55427
    Attn: Franck Gougeon

  if to Licensee, to:

    Microvena Corporation
    1861 Buerkle Road
    White Bear Lake, MN 55110-5246
    Attn: Mr. John Booth

        8.10    Severability.    The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.

        8.11    Execution of Further Documents.    Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

AGA MEDICAL CORPORATION LICENSOR
Dated:	JUNE 29, 2001	By:	/s/ Franck Gougeon Franck Gougeon
MICROVENA CORPORATION, LICENSEE
Dated:	July 3, 2001	By:	/s/ John Booth John Booth

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  Exhibit 10.51
ROYALTY AGREEMENT